Exhibit (h)(3)

AMENDMENT TO

SALIENT MF TRUST

ADMINISTRATION AGREEMENT

AMENDMENT made as of April 1, 2015, among Salient MF Trust (the “Client”), Citibank, NA (“Citibank”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Administration Agreement, dated July 9, 2012, among the Client, Citibank and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and SunGard Investor Services LLC (“Purchaser”) intend to effect a transaction pursuant to that certain Transfer Agreement (the “Transfer Agreement”) entered into by and between an affiliate of Service Provider and SunGard Investment Systems, LLC, an affiliate of Purchaser;

WHEREAS, under the terms of the Transfer Agreement, Service Provider and certain of its affiliates will assign and transfer to Purchaser certain assets and liabilities related to Service Provider’s U.S. transfer agency business (the “Transaction”);

WHEREAS, in connection with the Transaction, Service Provider seeks to amend the Agreement to delete therefrom (i) those provisions that oblige Service Provider to provide Transfer Agency and ancillary services and (ii) those provisions related to the payment by the Client of fees and expenses related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Consent to the Transaction. Client hereby consents to the Transaction.

2.	Amendment to Recitals. The words “transfer agency” are hereby deleted from the recitals of the Agreement.

3.	Amendment to Section 2 (Instructions; Certain Procedures; Reliance on Information). Paragraph (f) is hereby deleted from Section 2 of the Agreement.

4.	Amendment to Section 4 (Compliance with Law). Section 4(b) of the Agreement is deleted and replaced with the following:

“The Fund is responsible for its own compliance with Applicable AML Laws.”

Furthermore, paragraph 4(c) is deleted and replaced with the following:

“Notwithstanding the delegation to Citi of other services, including compliance services, provided by Citi hereunder, it is expressly agreed and acknowledged that Citi cannot ensure that the Fund complies with Applicable AML Laws, Sarbanes-Oxley, or Rule 38a-1 under the 1940 Act.”

5.	Amendment to Section 5 (Fees and Expenses). Paragraphs (b)(xiii) (NSCC charges and Depository Trust & Clearing Corporation charges) and (b)(xiv) (Expenses associated with Citi’s anti-fraud procedures as it pertains to new account review) are hereby deleted from Section 5 of the Agreement.

6.	Amendment to Section 10 (Bank Accounts). Section 10 of the Agreement is hereby deleted.

7.	Amendment to Section 11(a)(vi) and (vii) (Representations and Warranties). Paragraphs (vi) and (vii) are hereby deleted from Section 11(a) of the Agreement.

8.	Amendment to Section 11(b)(iii) (Representations and Warranties). The words “including Section 17A(c) of the Exchange Act” are hereby deleted from Section 11(b)(iii) of the Agreement.

9.	Amendment to Schedule A (Fund Services Fees). The “Per Account Fee”, “Web Access Fee” and “Profile II Fees” sections are hereby deleted from Schedule A of the Agreement. Furthermore, references to “Per Account Fee”, “Web Access Fee” and “Web Access Implementation Fee” are hereby deleted from the Waiver section of Schedule A of the Agreement.

10.	Amendment to Schedule B (Services), Appendix 3 (Transfer Agency Services). Appendix 3 (Transfer Agency Services) is hereby deleted from Schedule B (Services) to the Agreement.

11.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

12.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Salient MF Trust

By:	/s/ John E. Price
Name:	John E. Price
Title:	Chief Financial Officer

Date:	3/23/2015

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin
Name:	Jay Martin
Title:	President

Date:	3/27/15

CITIBANK, NA

By:
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Title:

Date: